EXHIBIT 99.1

SUN AMERICAN BANCORP ANNOUNCES MOVE TO NASDAQ GLOBAL MARKET

BOCA RATON, FL – March 9, 2007 – Sun American Bancorp (AMEX: SBK), the bank holding company for Sun American Bank, today announced that its common stock listing application for the Nasdaq Global Market (“Nasdaq”) has been approved. Sun American expects to begin trading on the Nasdaq on or about March 22, 2007. Sun American will trade on the Nasdaq Global Market under the new symbol “SAMB”. Until then, Sun American’s common stock will continue trading on the American Stock Exchange under the current symbol “SBK”.

Michael Golden, Sun American Bancorp’s President and Chief Executive Officer stated, “We are pleased to announce Sun American’s listing on the Nasdaq Global Market. We believe this is a positive move that will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors.”

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. It operates thirteen branches in Miami, Broward and Palm Beach Counties in Southeast Florida. On December 29, 2006, Sun American completed its acquisition of Beach Bank, resulting in the acquisition of $114 million in total assets, $68 million of loans and $106 million of deposits. Sun American closed 2006 with $503 million in assets, $350 million in loans, and $403 million in deposits. As previously announced, Sun American has also entered into a definitive agreement and plan of merger to acquire Independent Community Bank. Independent is a privately held commercial bank with $137 million in assets as of December 31, 2006. The merger is expected to close at the end of March 2007. For additional information, please visit our website at www.sunamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized.  Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp’s expectations.  Factors that could contribute to such differences include those identified in Sun American Bancorp’s Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American’s other filings with the Securities and Exchange Commission, news releases and other communications.

NOTE:  Transmitted on Business Wire on March 9, 2007 at 11:35am EDT.